Exhibit 99.1

                 ISSI Revises Guidance for June 2004 Quarter

               Schedules Quarterly Conference Call for July 22

    SANTA CLARA, Calif., July 1 /PRNewswire-FirstCall/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today announced that it expects its revenue and earnings for the June 2004 quarter will be lower than the Company's previous guidance provided on April 22, 2004. The Company now expects that revenue for the June 2004 quarter will be approximately $58 million. Earnings for the June 2004 quarter are now estimated to be approximately $0.15 per share.
    "Although ISSI's expected revenue for the June 2004 quarter reflects approximately 139% growth over the June 2003 quarter and approximately 13% growth over the recent March quarter, it is below our previous expectations," said Jimmy Lee, ISSI's Chairman and CEO. "Our revenue in the June 2004
quarter will be adversely impacted by two primary factors.   First, we
experienced a shortfall in 16 Meg and 64 Meg SDRAM wafers as deliveries were lower than expected and not linear throughout the quarter. We had expected improvement in the month of June, but the wafer output was short of what we needed, especially from SMIC. Second, we did observe a slowdown in demand during the month of June for our devices which are used in consumer products. We currently believe this to be a seasonal slowdown and believe that demand will pick up during the month of August."
    ISSI has scheduled its regularly held quarterly conference call for Thursday, July 22, 2004 at 1:30 p.m. Pacific time to discuss the company's financial results for the quarter ended June 30, 2004. No separate conference call will be held in conjunction with today's release.
    To access ISSI's conference call via telephone, dial 719-457-2679 by 1:20 p.m. Pacific time on July 22. If you plan to participate in the call, please RSVP either by telephone at 408-969-4774 or by e-mail to ir@issi.com. The call will be webcast from ISSI's website at www.issi.com.

    About the Company
    ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, Pseudo SRAM and multi-chip packages and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in China, Europe, Hong Kong, India, Korea and Taiwan. Visit our web site at www.issi.com.

    Safe Harbor Statement
    The statements in this press release regarding our estimated June 2004 quarter revenues and earnings per share, our belief that the slowdown is seasonal and expectations that demand will pick up during the month of August are forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially from current expectations due to many factors, including the Company's inability to secure wafers or manufacturing capacity, adverse changes in market conditions, the Company's inability to effectively reduce expenses, the Company's inability to add new products or diversify product lines, manufacturing yields, order cancellations, order rescheduling, decreasing demand, unexpected reductions in average selling prices for the Company's products and a resultant decrease in the Company's gross profit margin, seasonality in the demand for products which incorporate our devices, product warranty claims, competition, the level and value of inventory held by OEM customers or the Company, completion of financial statements for the June 2004 quarter, or other factors. Stockholders of ISSI are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. ISSI does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances, or new information after this July 1, 2004 press release, or to reflect the occurrence of unanticipated events. Further information that could affect the Company's results is detailed in ISSI's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the fiscal year ended September 30, 2003 and its Quarterly Report for the fiscal quartered ended March 31, 2004.

SOURCE  Integrated Silicon Solution, Inc.
    -0-                             07/01/2004
    /CONTACT: Suzanne Weaver, Investor Relations, +1-408-969-4774, or Gary L. Fischer, President & COO, +1-408-969-4612, both of ISSI, ir@issi.com/
    /Web site:  http://www.issi.com /
    (ISSI)

CO:  Integrated Silicon Solution, Inc.
ST:  California
IN:  CPR SEM ECP HRD
SU:  ERP CCA